EXHIBIT 15
Performance Food Group Company
Richmond, Virginia
Ladies and Gentlemen:

Re:	Registration Statements Nos. 33-72400, 333-12223, 333-78229, 333-60528, 333-102154, 333-102155, 333-105082, 333-117355, 333-24679, 333-61612, 333-68877, 333-48462 and 333-63610
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 5, 2007 related to our reviews of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
Very truly yours,
/s/ KPMG LLP
Richmond, Virginia
November 5, 2007